EXHIBIT 1

                           STOCK PURCHASE AGREEMENT

      THIS STOCK PURCHASE AGREEMENT (this "Agreement") is made and entered into as of the 6th day of April 1999, by and among SECURITY CAPITAL CORPORATION, a Delaware corporation ("SCC"), PRIMROSE HOLDINGS, INC., a Delaware corporation ("Purchaser"); PAUL L. ERWIN, a resident of the State of Georgia ("Erwin"); and THE PAUL L. ERWIN GRANTOR RETAINED ANNUITY TRUST (the "Trust") (Erwin and the Trust are referred to collectively as the "Shareholders").

                                  WITNESSETH:

      WHEREAS, Erwin owns all of the issued and outstanding shares of capital stock of The Jewel I, Inc. d/b/a Primrose Country Day School ("Country Day") and Metrocorp Properties, Inc. ("Metrocorp") and Erwin and Trust collectively own all of the issued and outstanding shares of capital stock of Primrose School Franchising Company ("Primrose") (Primrose, Country Day and Metrocorp are referred to individually as a "Company" and collectively as the "Companies") (the shares of all of the Companies are referred to collectively as the "Shares"); and

      WHEREAS, the Shareholders and Purchaser desire that Purchaser purchase the Shares from the Shareholders, upon the terms and subject to the conditions set forth herein.

      NOW, THEREFORE, in consideration of the promises, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto, intending to be legally bound, agree as follows:

                                  ARTICLE 1.
                                 DEFINITIONS

      1.1 CERTAIN DEFINITIONS. The following terms shall, when used in this Agreement, have the following meanings:

      "ADVERSE CONSEQUENCES" mean all actions, suits, proceedings, claims, injunctions, judgments, orders, damages, costs, losses, amounts paid in settlement, liabilities, expenses and fees (including court costs and legal fees, costs and expenses).

      "ADVERTISING AND DEVELOPMENT FUND" means those funds collected from Primrose Franchisees in accordance with the terms of the franchise agreement between Primrose and each of the Primrose Franchisees for advertising and development, and maintained on the books of Primrose for payment of expenses in accordance with the terms of the franchise agreement between Primrose and each of the Primrose Franchisees.

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      "APPLICABLE RATE" means the rate of interest publicly announced by
Canadian Imperial Bank of Commerce ("CIBC") in New York, New York from time to time as its base rate.

      "ASSETS" mean all properties, assets, rights, interests and claims of every type and description that are owned, leased, held or used in the Business and in which the Companies have any right, title or interest or in which the Companies acquire the right, title or interest on or before the Closing Date, wherever located, and whether or not now or on the Closing Date on the Books and Records of the Companies, including, without limitation, Books and Records, Contracts, Intangibles, Intellectual Property and Equipment.

      "BEST OF KNOWLEDGE OF THE SHAREHOLDERS" or any similar phrase shall mean the actual knowledge of Paul L. Erwin and Jo Kirchner, it being understood that such actual knowledge be established (i) by producing documentation existing prior to the Closing Date (including in e-mail, computer files and the like) with respect to the disclosure or omission in question and proof that Erwin or Kirchner had personally received such documentation or been involved in producing such documentation, (ii) by documentation created prior to the Closing Date evidencing that Erwin or Kirchner was informed of the matter that was the subject of the disclosure or omission prior to the Closing Date, or (iii) by an admission of Erwin or Kirchner that he or she had actual knowledge of the matter in question.

      "BOOKS AND RECORDS" mean all of the Companies' books and records, franchise agreements, manuals, invoices, sales materials and records, franchisee lists, mailing lists, marketing information, personnel records and files, technical data and records, all other financial records and all books and records relating to the Companies' formation and capitalization, including minute books and stock books.

      "BUSINESS" means collectively the Primrose Business, the Metrocorp Business and the Country Day Business.

      "BUSINESS DAY" means any day other than Saturday, Sunday or a day on which banking institutions in Atlanta, Georgia are required or authorized to be closed.

      "CHANGE IN CONTROL" shall be deemed to have taken place if:

            (i) there shall be consummated any consolidation or merger of SCC in which SCC is not the continuing or surviving corporation or pursuant to which shares of SCC's capital stock are converted into cash, securities or other property other than a consolidation or merger of SCC in which the holders of SCC's voting stock immediately prior to the consolidation or merger shall, upon consummation of the consolidation or merger, own at least 50% of the voting stock of the surviving corporation, or any sale, lease, exchange or other transfer (in one transaction or a series of transactions contemplated or arranged by any party as a single plan) of all or substantially all of the assets of SCC; or

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            (ii) any person (as such term is used in Sections 13(d) and 14
(d)(2) of the Securities Exchange Act of 1934, as amended (the "EXCHANGE ACT") ), shall after the date hereof become the beneficial owner (as defined in Rules 13d-3 and 13d-5 under the Exchange Act), directly or indirectly, of securities of SCC representing more than 50% of the voting power of all then outstanding securities of SCC having the right under ordinary circumstances to vote in an election of the Board of Directors of SCC (the "BOARD")(including, without limitation, any securities of SCC that any such person has the right to acquire pursuant to any agreement, or upon exercise of conversion rights, warrants or options, or otherwise, which shall be deemed beneficially owned by such person).

      "CITIZENS FIRST INDEBTEDNESS" means the amount owed Citizens First Bank, Rome, Georgia as of the Closing Date that has been borrowed by Metrocorp from Citizens First Bank and utilized for the investigation and/or development of Primrose Sites under contract or under consideration by Metrocorp as of the Closing Date or for the payment of earnest money under any contract. Such Citizens First Indebtedness is personally guaranteed by Erwin (the "Erwin Guaranty") and Erwin has pledged property owned by him personally to secure such guaranty (the "Erwin Collateral").

      "CODE" means the Internal Revenue Code of 1986, as amended.

      "COMPANIES' ACCOUNTANT" means Smith & Howard, P.C.

      "COUNTRY DAY BUSINESS" means the operation of Country Day's child care facility in Marietta, Georgia.

      "EBITDA" means earnings before interest, taxes, depreciation, amortization and any management fees paid by the Companies to SCC and/or Capital Partners, Inc.

      "ELECTION CORPORATION" means any Company that is subject to a Section 338(h)(10) Election (or a similar state or local election).

      "EMPLOYEE BENEFIT PLAN" means any: (a) non-qualified deferred compensation or retirement plan or arrangement that is an Employee Pension Benefit Plan; (b) qualified defined contribution retirement plan or arrangement that is an Employee Pension Benefit Plan; (c) qualified defined benefit retirement plan or arrangement that is an Employee Pension Benefit Plan (including any Multiemployer Plan); (d) Employee Welfare Benefit Plan or material fringe benefit plan or program; or (e) other employee benefit arrangement or payroll practice.

      "EMPLOYEE PENSION BENEFIT PLAN" has the meaning set forth in ERISA Section 3(2).

      "EMPLOYEE WELFARE BENEFIT PLAN" has the meaning set forth in ERISA Section 3(1).

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      "ENCUMBRANCE" means any mortgage, pledge, lien, encumbrance, security interest, security agreement, conditional sale or other title retention agreement, but excluding encumbrances for current Taxes not delinquent or being contested in good faith.

      "ENVIRONMENTAL LAW" means any federal, state or local laws, regulations, statutes, ordinances, orders, codes, common law, rules, judgments or decrees relating to the protection of health and the environment, worker health and safety, and/or governing the handling, use, generation, treatment, storage, transportation, disposal, manufacture or distribution, exposure or release of Hazardous Substances.

      "EQUIPMENT" means the machinery, equipment, furniture, fixtures and computer equipment owned or leased by the Companies.

      "ERISA" means the Employee Retirement Income Security Act of 1974, as amended.

      "ERWIN EMPLOYMENT AGREEMENT" means an employment agreement for a term of no more than 12 months for annual compensation of $150,000.00 requiring Erwin to work for Purchaser and/or one or more of the Companies in a position and with responsibilities comparable to those he has as of the Closing, and based in Cartersville, Georgia on a part-time basis (50%), and providing Erwin and his dependents with hospitalization insurance coverage comparable to that coverage currently maintained by Primrose, all in the form of EXHIBIT 1 attached hereto.

      "ERWIN STREET LEASE" means the lease for the Companies' principal offices in Cartersville, Georgia between the Erwin Family Partnership, L.L.P., as Landlord, and Primrose and/or Metrocorp, as Tenant.

      "GAAP" means United States generally accepted accounting principles as in effect from time to time.

      "GOVERNMENTAL AUTHORITY" means: (i) the United States of America; (ii) any state, commonwealth, territory or possession of the United States of America and any political subdivision thereof (including counties, municipalities and the like); (iii) any foreign (as to the United States of America) sovereign entity and any political subdivision thereof; or (iv) any administrative agency, regulatory authority or instrumentality of any of the foregoing, including any court, tribunal, department, bureau, commission or board.

      "HAZARDOUS SUBSTANCES" means petroleum, petroleum products, petroleum by-products, asbestos or asbestos-containing materials and polychlorinated biphenyls, together with and any other chemicals, materials, substances or wastes in any amount or concentration which are regulated under any Environmental Law.

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      "INTANGIBLES" mean all claims, deposits, prepayments, refunds, causes of action, choses in action, rights of recovery, rights of set-off and other intangible assets owned, used or held for use in the Business.

      "INTELLECTUAL PROPERTY" means all of the following that are owned or used in the Business: (i) trademarks, service marks, trade dress, logos, trade names and corporate names and all applications, registrations and renewals in connection therewith; (ii) patents, patent applications; (iii) copyrightable works and copyrights and all applications, registrations and renewals in connection therewith; (iv) trade secrets and confidential business information (including research and development, know-how, formulas, technical data, designs, drawings, specifications, customer and supplier lists, pricing and cost information and business and marketing plans); (v) all computer software (including programs, data, files and related documentation); (vi) all franchise agreements, operating manuals, pre-owning manuals and other training manuals utilized by the Companies; and (vii) all copies and tangible embodiments of any of the foregoing (in whatever form or medium).

      "LEGAL REQUIREMENT" means any statute, ordinance, law, rule, regulation, code, injunction, judgment, order, decree, ruling or other requirement, standard or procedure enacted, adopted or applied by any Governmental Authority, including judicial decisions applying common law or interpreting any other Legal Requirement.

      "LIABILITY" means any liability or obligation (whether known or unknown, whether asserted or unasserted, whether absolute or contingent, whether accrued or unaccrued, and whether liquidated or unliquidated), including any liability for Taxes.

      "LONG TERM BENEFIT AGREEMENT" means the Long Term Benefit Agreement between Primrose as Employer and Jo Kirchner as Employee dated January 5, 1998.

      "MADSP" means the modified aggregate deemed sales price at which an Election Corporation is deemed to have sold its assets for Tax purposes as a result of a Section 338(h)(10) Election (or a similar state or local election).

      "MATERIAL ADVERSE EFFECT" means an event, change or occurrence which individually, or together with any other event, change or occurrence, has a material adverse effect on the financial position, business or results of operations of the Companies taken as a whole; provided, however, that the term "Material Adverse Effect" shall be deemed not to include the effect of (i) changes in laws of general applicability or interpretations thereof by courts or other governmental authorities; (ii) changes in GAAP; (iii) actions or omissions of any Company taken with the prior written consent of Purchaser; (iv) the consummation of the Transaction on the operating performance of any Company; or
(v) the loss of the services of any employee of any of the Companies other than Jo Kirchner and/or Paul Erwin.

      "METROCORP BUSINESS" means the operation of a real estate development business.

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      "MULTIEMPLOYER PLAN" has the meaning set forth in ERISA Section 3(37).

      "ORDINARY COURSE" means the ordinary course of business consistent with past practice.

      "PARTIES" means, collectively, the Shareholders, SCC and Purchaser.

      "PERMIT" means any license, permit, consent, approval, registration, authorization, qualification or similar right granted by a Governmental Authority.

      "PERMITTED ENCUMBRANCES" means any lien granted to Citizens First Bank or any other lending institution by Metrocorp in regard to any Primrose Site or Primrose Facility as of the date of Closing and shown on SCHEDULE 3.6 hereto.

      "PERSON" means any natural Person, corporation, partnership, trust, unincorporated organization, association, limited liability company, Governmental Authority or other entity.

      "POST-CLOSING PERIOD" means any taxable period or portion thereof beginning after the Closing Date or, as the context may require, all such periods. If a taxable period begins on or before the Closing Date and ends after the Closing Date, then the portion of the taxable period that begins on the day following the Closing Date shall constitute a Post-Closing Period.

      "PRE-CLOSING PERIOD" means any taxable period or portion thereof ending on or before the Closing Date or, as the context may require, all such periods. If a taxable period begins on or before the Closing Date and ends after the Closing Date, then the portion of the taxable period to the end of the Closing Date shall constitute a Pre-Closing Period.

      "PRIMROSE BUSINESS" means the operation of a child care franchising company.

      "PRIMROSE COUNTRY DAY LEASE" means the lease from Erwin as lessor to The Jewel I, Inc. in regard to the premises in Marietta, Georgia utilized for the operation of the Primrose Country Day School.

      "PRIMROSE FRANCHISEE" means any franchisee of Primrose.

      "PRIMROSE SITE" means any tract or parcel of real property under contract by Metrocorp that is being investigated for use as a Primrose Facility, or that is being considered as a site for a Primrose Facility though not under contract.

      "REPRESENTATIVE" means any director, officer, employee, agent, consultant, adviser or other representative of a Person, including legal counsel, accountants and financial advisors.

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      "SECTION 338 TAX" means a Tax that is attributable to, or arises or results from, a Section 338(h)(10) Election (or any similar state or local election), irrespective of whether such Tax arises in a Pre-Closing Period or a Post-Closing Period.

      1.2 OTHER DEFINITIONS. The following terms shall, when used in this Agreement, have the meanings assigned to such terms in the Sections indicated.

TERM                                      SECTION
----                                      -------
"CLOSING"                                 2.6
"CLOSING DATE"                      2.6
"CONTRACTS                                3.14
"ESCROW AGENT"                      2.5
"FINANCIAL STATEMENTS"              3.8
"PREFERRED SHARES"                        2.2
"PURCHASE PRICE"                          2.2
"SECURITIES ACT"                    3.19
"SURVIVAL PERIOD"                         11.1
"TAXES"                                   3.12
"TAX RETURNS"                       3.12
"TRANSFER"                                5.2

                                  ARTICLE 2.
                              PURCHASE OF SHARES

      2.1 PURCHASE OF SHARES. Subject to the terms and conditions of this Agreement, and for the consideration hereinafter provided, the Shareholders hereby agree to sell, convey, assign and transfer the Shares to Purchaser, and Purchaser hereby agrees to acquire and purchase the Shares from the Shareholders, on and as of the Closing Date, free and clear of all Encumbrances.

      2.2 PURCHASE PRICE. The aggregate Purchase Price for the Shares (the "PURCHASE PRICE") consists of (i) U.S. $26,650,000, payable $24,650,000 in cash and $2 million through the delivery to the Shareholders of 500,000 shares (the "PREFERRED SHARES"), $10 liquidation value per share, of zero coupon Convertible Preferred Stock of SCC, convertible into 500,000 shares of Class A Common Stock, par value $.01 per share, of SCC, or redeemable at the greater of liquidation value or the value specified in the Certificate of Designation in the form of
EXHIBIT 2 hereto at the Shareholders' option either (a) at the end of each of the third and fourth anniversaries of the Closing Date if the most recently completed fiscal year combined EBITDA of the Companies was $8.5 million or higher, provided that none of the Companies is in default under its loan agreements before and after such redemption or (b) at the end of the fifth anniversary of the Closing Date at a ratio of actual combined EBITDA of the Companies for the most recently completed fiscal year over $8.5 million multiplied by $5 million, provided that none of the Companies is in default under its loan

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agreements before and after such redemption or (c) at the end of the seventh anniversary of the Closing Date or (d) upon a Change in Control or (e) in the event of a public offering by SCC of its Class A Common Stock, provided that none of the Companies is in default under its loan agreements before and after such redemption and that the underwriters of such public offering do not object to such redemption as a use of proceeds; and (ii) the payment by Purchaser and/or the Companies of the Citizens First Indebtedness. The holders of the Preferred Shares will be entitled to a preemptive right in certain instances, as more fully described in the Certificate of Designation in the form of EXHIBIT 2 hereto. The Parties acknowledge and agree that the Preferred Shares will have a present value of $2,000,000 as of the Closing Date. The Purchase Price shall be allocated among the Shareholders of the Companies as set forth in SCHEDULE 2.3 hereto.

      2.3 PAYMENT OF PURCHASE PRICE. On the Closing Date, Purchaser shall: (a) pay to the Shareholders the cash portion of the Purchase Price (less the escrowed amount set forth in Section 2.5), by wire transfer to a bank account designated in writing by each Shareholder; and (b) deliver to the Shareholders certificates evidencing the Preferred Shares.

      2.4   NET INCOME DISTRIBUTION.

            (a) RIGHT TO RECEIVE NET INCOME. The Shareholders shall be entitled to receive the combined net income of the Companies for the period between January 1, 1999 and the Closing Date (the "NET INCOME"). If the Closing Date occurs on other than the final day of any month, the Net Income with respect to that month will be prorated based on the number of days that elapsed in that month prior to the Closing Date. The Shareholders may make distributions prior to the Closing Date of up to a maximum of 85% of the Net Income. Notwithstanding anything to the contrary contained in this Agreement, the Shareholders shall pay 100% of their expenses referred to in the first sentence of Section 14.11.

            (b) ESTIMATED NET INCOME CLOSING STATEMENT. On the Closing Date, the Shareholders shall deliver to Purchaser a statement (the "ESTIMATED NET INCOME CLOSING STATEMENT") prepared in accordance with GAAP, consistent with prior practice, setting forth a calculation of the Shareholders' good faith estimate of the Net Income (the "ESTIMATED NET INCOME"). On the Closing Date, either the Purchaser shall pay to the Shareholders an amount equal to 85% of the Estimated Net Income (as shown on the Estimated Net Income Closing Statement), less all distributions made to the Shareholders pursuant to this Section or, if the distributions made to the Shareholders pursuant to this Section are greater than 85% of the Estimated Net Income, the Shareholders shall pay such excess to the Purchaser on the Closing Date.

            (c) NET INCOME CLOSING STATEMENT. Within forty-five days after the Closing Date, the Shareholders will prepare and deliver to Purchaser an unaudited income statement of each Company for the period from January 1, 1999 to the Closing Date prepared in accordance with GAAP, consistent with prior practice, and reviewed by the Companies' Accountant, together with a statement setting forth a calculation of the Net Income (the "NET INCOME CLOSING STATEMENT"). The

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calculation of Net Income with respect to the month in which the Closing occurs shall be made using royalties receivable as paid by the twentieth (20th) day of the month following the Closing. All fees and expenses incurred and to be incurred by the Shareholders and the Companies in connection with the transactions contemplated by this Agreement shall be paid prior to the Closing or accrued on the Estimated Net Income Closing Statement and on the Net Income Closing Statement. To the extent the Net Income (as finally determined pursuant to Section 2.4(d) below) is greater than 85% of the Estimated Net Income, Purchaser shall promptly pay to the Shareholders the amount equal to the difference. To the extent the Net Income (as finally determined pursuant to Section 2.4(d) below) is less than 85% of the Estimated Net Income, the Shareholders shall promptly pay to the Purchaser the amount equal to the difference.

            (d)   NET INCOME CALCULATION.

            (i) Purchaser shall be entitled to full access to the relevant records and working papers prepared by or for the Shareholders and full access to the employees of the Companies involved in such preparation to aid in its review of the calculation of the Net Income as set forth on the Net Income Closing Statement. If Purchaser believes that the Net Income calculation set forth therein (the "NET INCOME CALCULATION") has not been properly calculated in accordance with the calculation methodologies set forth in this Section 2.4, it shall, within fifteen (15) days after receipt of the Net Income Calculation, give written notice ("PURCHASER'S NET INCOME OBJECTION") to the Shareholders, setting forth the basis of Purchaser's Net Income Objection in reasonable detail and, to the extent practicable, the adjustments to the Net Income Calculation which Purchaser believes should be made. Failure to so notify the Shareholders within such fifteen (15) day period shall constitute acceptance and approval of the Net Income Calculation. If the Shareholders agree that any change proposed by Purchaser is appropriate, the change shall be made to the Net Income Calculation, whereupon Purchaser shall be deemed to have accepted and approved the Net Income Calculation with respect to such change and any other non-disputed item of the Net Income Calculation. If the proposed change is disputed by the Shareholders, then the Shareholders and Purchaser shall negotiate in good faith to resolve such dispute as expeditiously as possible. If, after a period of fifteen (15) days following the date on which Purchaser gives the Shareholders notice of any such proposed change, any such proposed change still remains disputed, then:

            (ii) A neutral accounting firm (the "Neutral Accounting Firm") shall be engaged by Purchaser and the Shareholders to resolve any remaining disputes. The Neutral Accounting Firm shall act as an arbitrator to determine, based solely on presentations submitted by the Shareholders and Purchaser, and not by independent review, only those issues still in dispute. Each of Purchaser and

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                  the Shareholders shall have made its complete submission to the Neutral Accounting Firm within ten (10) days following the expiration of the fifteen (15) day negotiation period described in Section 2.4(d)(i). The failure by either the Shareholders or Purchaser to make a complete submission prior to the expiration of such ten (10) day period shall be deemed a waiver of such party's right to make a submission or a further submission to the Neutral Accounting Firm. The Neutral Accounting Firm's determination, based upon the calculation methodologies set forth in this Section 2.4, shall be made within thirty (30) days following the date on which the dispute is submitted, shall be set forth in a written statement delivered to the Shareholders and Purchaser and shall be final, binding and conclusive. The fees and any expenses of the Neutral Accounting Firm shall be paid by the party whose Net Income Calculation was rejected by the Neutral Accounting Firm. If the Neutral Accounting Firm disagrees with both calculations, the fees and expenses will be shared equally by the Shareholders and Purchaser. In the event a party does not comply with the procedure and time requirements contained herein, the Neutral Accounting Firm shall render a decision based solely on the evidence it has which was timely filed by either the Shareholders or Purchaser.

      2.5 ESCROW. There shall be placed in escrow with Synovus Trust Company, Atlanta, Georgia (the "ESCROW AGENT"), $1,500,000 of the $24,650,000 cash to be paid by Purchaser to the Shareholders at the Closing as part of the consideration for the Shares. Such $1,500,000 shall be delivered by Erwin to the Escrow Agent at the Closing and shall be held and delivered by the Escrow Agent in accordance with the terms and provisions of the Escrow Agreement in the form of EXHIBIT 3 hereto (the "ESCROW AGREEMENT"), which Escrow Agreement Purchaser, Erwin and the Escrow Agent shall execute and deliver at the Closing.

      2.6 CLOSING. The closing of the transactions contemplated by this Agreement (the "CLOSING") shall take place at the offices of Morgan, Lewis & Bockius LLP, on April 6, 1999, provided that all conditions precedent to the Closing set forth in Articles 7 and 8 have been satisfied or waived, or on such other date that the Parties may agree, provided that all such conditions precedent have been satisfied or waived. The date on which the Closing actually occurs is referred to as the "CLOSING DATE."

                                  ARTICLE 3.
              REPRESENTATIONS AND WARRANTIES OF THE SHAREHOLDERS

      Erwin represents and warrants to Purchaser and SCC, and the Trust (solely with respect to Sections 3.2, 3.16 and 3.19 and only to the best of the Trust's knowledge with respect to the representations and warranties set forth in
Section 3.2) represents and warrants to Purchaser and SCC, as follows:

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      3.1 ORGANIZATION. Each of the Companies is a corporation duly organized, validly existing and in good standing under the laws of the State of Georgia, with all requisite power and authority to own, lease and use its assets as they are currently owned, leased and used and to conduct its business as it is currently conducted. Each of the Companies is duly qualified to conduct business as a foreign corporation and is in good standing in each jurisdiction in which the nature of its business or the ownership of its properties requires such qualification, except where the failure to be so qualified and in good standing would not have a Material Adverse Effect. The jurisdictions in which the Companies are qualified to conduct business as foreign corporations are set forth in SCHEDULE 3.1 hereto.

      3.2 CAPITALIZATION. Each of the Companies' authorized, issued and outstanding capital stock is fully and accurately described in SCHEDULE 3.2 hereto. The Shares represent all of the issued and outstanding shares of each of the Companies and are owned, beneficially and of record, by the Shareholders, in the amounts set forth in SCHEDULE 3.2 hereto, and no other Person has any right, title or interest, whether legal, beneficial or equitable, in the Shares. No Person has any preemptive or other rights with respect to any such capital stock or securities, and there are no options, warrants, rights, agreements or commitments of any kind (contingent or otherwise) relating to the issuance, conversion, registration, sale or transfer of any equity interests or other securities of the Companies or obligating the Companies or any other Person to purchase or redeem any such equity interests or other securities. All of the Shares have been duly authorized and are validly issued and outstanding, fully paid and nonassessable, have been issued in compliance with applicable securities laws and other Legal Requirements, and are not subject to any Encumbrances. None of the Companies has any subsidiaries.

      3.3 AUTHORITY AND VALIDITY. The Shareholders have all requisite power to execute and deliver, to perform their respective obligations under and to consummate the transactions contemplated by this Agreement. Upon the execution and delivery of this Agreement by the Shareholders, this Agreement will be the legal, valid and binding obligation of the Shareholders, enforceable against each in accordance with its terms. This Agreement has been duly executed and delivered by the Shareholders.

      3.4 NO BREACH OR VIOLATION. Subject to obtaining the consents, approvals, authorizations and orders of and making the registrations or filings with or giving notices to Governmental Authorities and Persons set forth in SCHEDULE 3.4 hereto, if any, the execution, delivery and performance by the Shareholders of this Agreement and the consummation of the transactions contemplated hereby in accordance with the terms and conditions hereof do not and will not constitute a violation or breach of, constitute a default (with or without the giving of notice or right to cure) or give rise to any right of termination or acceleration of any right or obligation of any Company or Shareholder under, or result in the creation or imposition of any Encumbrance upon the Companies, the Assets or the Business by reason of the terms of (i) the articles of incorporation or by-laws of any Company, (ii) any material contract, agreement, lease, indenture or other instrument to which any Shareholder or any Company is a party or by or to which any Shareholder, any

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Company or the Assets may be bound or subject, (iii) any order, judgment, injunction or decree of any Governmental Authority or any statute, law, rule or regulation applicable to any Shareholder or any Company or (iv) any Permit of any Company, which in the case of (ii), (iii) or (iv) above would have a Material Adverse Effect.

      3.5 CONSENTS AND APPROVALS. Except as set forth in SCHEDULE 3.5 hereto, no consent, approval, authorization or order of, registration or filing with, or notice to, any Governmental Authority or any other Person is necessary to be obtained, made or given by any Shareholder or any Company in connection with the execution, delivery and performance by them of this Agreement or for the consummation by them of the transactions contemplated hereby.

      3.6 TITLE TO ASSETS. None of the Companies owns any real property. Except as set forth in SCHEDULE 3.6 hereto, the Companies have good and marketable title to the Assets (or, in the case of leased Assets, a valid leasehold interest in such Assets), free and clear of any and all Encumbrances except Permitted Encumbrances. Except as provided by this Agreement, no Person has any right to acquire, directly or indirectly, any interest in any Company or the Assets, other than as set forth in SCHEDULE 3.6 hereto, and there is no agreement to which any Company or Shareholder is a party or is otherwise bound relating to the direct or indirect sale of the capital stock or Assets of any Company, other than Primrose Sites and Primrose Facilities, the terms of which are described in SCHEDULE 3.6 hereto.

      3.7 INTELLECTUAL PROPERTY. The Companies own all right, title and interest in the names "Primrose" and "Primrose School" in the locations where the Companies do business, free and clear of any and all Encumbrances. To the Best of Knowledge of the Shareholders, the Companies own all right, title and interest in, or have valid and subsisting license rights sufficient to use and to continue to use (as currently used by the Companies), all other Intellectual Property used in their operation of the Business, free and clear of any and all Encumbrances. To the Best of Knowledge of the Shareholders, (i) the Companies have not, in their operation of the Business, infringed upon or misappropriated, and (ii) the operation of the Business as currently conducted does not violate or infringe upon, any Intellectual Property rights of third parties, where such infringement, misappropriation or violation may result in a Material Adverse Effect, and the Companies have not received any written complaint, claim, demand or notice alleging any such infringement, misappropriation or violation. To the Best of Knowledge of the Shareholders, no third party has infringed upon or misappropriated any Intellectual Property rights of the Companies. To the Best of Knowledge of the Shareholders, the Companies have no inventions or discoveries that may be patentable. Except as set forth on SCHEDULE 3.7, all information systems relating to the Business (including but not limited to, information technology, embedded systems, or any other electro-mechanical or processor-based system) licensed from suppliers, owned, sold, licensed or otherwise made available by the Companies to customers or franchisees, or otherwise used by the Companies with respect to the Business are free of any "Year 2000 Problem" such that such information systems do not and will not, without requiring any modifications, experience any malfunctions, premature cancellation or expiration of contractual rights or deletion of data, or any other problems that would result in a Material Adverse Effect in connection with
(i) the year 2000 (and all subsequent years) as distinct from 1900's years, (ii) the date February 29, 2000, and all subsequent leap years or (iii) the date September 9, 1999.

      3.8 FINANCIAL INFORMATION. The Companies have delivered to Purchaser the following financial statements (collectively, the "FINANCIAL STATEMENTS"): (i) Primrose Audited Financial Statements for the Fiscal Years ended December 31, 1994 through 1998, including Independent Auditor's Report; (ii) Metrocorp Unaudited Financial Statements for the Fiscal Years ended December 31, 1994 through 1996, Unaudited Income Statement for the Fiscal Year ended December 31, 1997, Audited Balance Sheet as of December 31, 1997, including Independent Auditor's Report, and Audited Financial Statements for the Fiscal Year ended December 31, 1998, including Independent Auditor's Report; (iii) Country Day Unaudited Financial Statements for the Fiscal Years ended December 31, 1994 through 1998, except that the Balance Sheet as of December 31, 1998 is audited and includes an Independent Auditor's Report; and (iv) Combined Financial Statements of the Companies for the Years ended December 31, 1994 through 1998, as compiled by the Companies' Accountants (the "COMBINED FINANCIAL STATEMENTS"). The Financial Statements that are audited are in accordance with the Books and Records of the Companies, and fairly present the financial position of the Companies as of such respective dates and the results of their operations for the respective periods then ended in accordance with GAAP. The Financial Statements that are unaudited are in accordance with the Books and Records of the Companies, and fairly present the financial position of the Companies as of such respective dates and the results of their operations for the respective periods then ended. Except for obligations and liabilities under the terms of any contract set forth in SCHEDULE 3.14 hereto, the Companies had no material (individually or in the aggregate) obligations or liabilities, absolute, accrued or contingent, as of the date of the December 31, 1998 Combined Balance Sheet of the Companies included in the Combined Financial Statements (the "DECEMBER 1998 BALANCE SHEET").

      3.9 EVENTS SUBSEQUENT TO DECEMBER 31, 1998. Since January 1, 1999, except as set forth in SCHEDULE 3.9 hereto, none of the Companies has (i) issued any stock, bonds or other corporate securities; (ii) borrowed any amount or incurred any liabilities (absolute or contingent) that would be required to be disclosed on a balance sheet as of the date hereof prepared in accordance with GAAP, except current liabilities incurred, and liabilities under contracts entered into, in the Ordinary Course or liabilities for legal fees and accounting fees incurred in connection with the transactions contemplated hereby and other liabilities not material in amount; (iii) discharged or satisfied any lien or paid any obligation or liability (absolute or contingent) other than current liabilities shown on the December 1998 Balance Sheet, current liabilities incurred since that date in the Ordinary Course and liabilities for legal fees incurred in connection with the transactions contemplated hereby; (iv) declared or made any payment or distribution to shareholders or purchased or redeemed any shares of its capital stock or other securities; (v) mortgaged, pledged or subjected to lien any of its assets, tangible or intangible, other than liens of current real property taxes not yet due and payable; (vi) sold, assigned or transferred any of its tangible assets or canceled any debts or claims, except in the Ordinary Course; (vii) sold, assigned or transferred any patents, trademarks, trade names, copyrights, trade secrets or other intangible assets; (viii) suffered any material losses or waived any rights of substantial value, whether or not in the Ordinary Course; (ix) received notification of cancellation, or canceled or waived, any rights which, individually or in the aggregate, are material with respect to any currently existing agreement, contract, right or understanding; (x) made any changes in officer compensation or paid any bonuses, except in the Ordinary Course; (xi) entered into any transaction except in the Ordinary Course; (xii) been the subject of any claims from the holders of any of its securities; or (xiii) suffered a material adverse change in its business, assets, properties, operations or condition (financial or other).

      3.10 UNDISCLOSED LIABILITIES. Except as disclosed in this Agreement or in
SCHEDULE 3.10 hereto, each Company has no material Liability, other than (i) Liabilities that are set forth on the December 1998 Balance Sheet; and (ii) Liabilities incurred in the Ordinary Course since December 31, 1998.

      3.11 LEGAL PROCEEDINGS. Except as set forth in SCHEDULE 3.11 hereto, there is no order, action, suit, proceeding, claim or arbitration, or any investigation by or before any person or entity, including, but not limited to, any Governmental Authority, (i) pending, issued or outstanding with respect to any Company or the Business; (ii) challenging any Company's or any Shareholder's right to execute, deliver, perform under or consummate the transactions contemplated by this Agreement; or (iii) asserting any right with respect to any of transactions contemplated by this Agreement and, in each such case, to the Best of Knowledge of the Shareholders, there is no basis for or threat of any such action, suit, proceeding, claim, arbitration or investigation. Except as set forth in SCHEDULE 3.11 hereto, to the Best of Knowledge of the Shareholders, there is no order, action, suit, proceeding, claim or arbitration, or any investigation by or before any person or entity, including, but not limited to, any Governmental Authority, pending, issued, outstanding or threatened against or relating to any Primrose Franchisee or its business that might have a Material Adverse Effect.

      3.12  TAXES.

            (a) Each Company has duly and timely filed all returns, reports or statements (including information statements) ("TAX RETURNS") required to have been filed with respect to all federal, state, local or foreign net or gross income, gross receipts, net proceeds, sales, use, AD VALOREM, transfer, value added, franchise, bank shares, withholding, payroll, employment, disability, excise, property, alternative or add-on minimum, environmental or other taxes, assessments, duties, fees, levies or other governmental charges of any nature whatever, whether disputed or not, together with any interest, penalties, additions to tax or additional amounts with respect thereto ("TAXES"). Each such Tax Return correctly and completely reflects the income, franchise or other Tax liability and all other information required to be reported thereon. All Taxes due and payable by each Company, whether or not shown on any Tax Return, have been paid. Each Company has withheld and paid all Taxes required to have been withheld and paid in connection with amounts paid or owing to any employee, creditor, independent contractor or other third party.

            (b) Each Company, other than Metrocorp, at all times and for each taxable year since its incorporation has been, and up to and including the Closing Date will remain, an "S corporation" within the meaning of Section 1361(a) of the Code. Metrocorp has at all times since January 1, 1991 been, and up to and including the Closing Date will remain, an "S Corporation" within the meaning of Section 1361(a) of the Code.

            (c) Each Company, other than Metrocorp, at all times and for each taxable year since its incorporation has been, and up to and including the Closing Date will remain, an "S corporation" within the meaning of Subsection
(7)(B) of Section 48-7-21 of the Code of Georgia of 1981, as amended. Metrocorp has at all times since January 1, 1991 been, and up to and including the Closing Date will remain, an "S Corporation" within the meaning of Subsection (7)(B) of
Section 48-7-21 of the Code of Georgia of 1981, as amended.

            (d) Primrose and Metrocorp have been "S corporations" under the tax laws of Ohio, Florida, North Carolina, Colorado and Alabama since they have been required to file income tax returns in those states, and they will remain "S corporations" in those states up to and including the Closing Date.

            (e) Each Company has properly and fully accrued on its financial statements, referred to in Sections 2.4, 2.5 and 3.8 above, all Taxes for any period from the date of the last reporting period covered by such Tax Returns to the Closing Date.

            (f) None of the Companies is a party to any agreement extending the time within which to file any Tax Return; provided, however, that the 1998 federal and state Tax Return filing dates may be extended to April 15, 1999. No claim has ever been made by a jurisdiction in which any of the Companies do not file Tax Returns that any of the Companies is or may be subject to taxation by that jurisdiction.

            (g) Except as set forth in SCHEDULE 3.12 hereto, none of the Tax Returns of any of the Companies has been examined by the Internal Revenue Service or any other similar taxing authority having the responsibility for auditing Tax Returns for the taxable periods ending on the Closing Date. Further, no facts exist or have existed which would constitute grounds for the assessment of any Tax liability for any of the Companies for the taxable periods ending on the Closing Date which have not been audited by the Internal Revenue Service. No issue has been raised by the Internal Revenue Service or such other similar taxing authority having the responsibility for auditing any Tax Returns for the jurisdictions in which such Tax Returns are filed in any such examination which, by application of the same or similar principles, reasonably could be expected to result in a material proposed deficiency for any other period not so examined. Each Company has delivered to Purchaser complete and correct copies of all federal, state, local and foreign income Tax Returns filed by, and all Tax examination reports and statements of deficiencies assessed against or agreed to by, any of the Companies since January 1, 1995.

            (h) None of the Companies has waived any statute of limitations in respect of Taxes or agreed to any extension of time with respect to any Tax assessment or deficiency.

            (i) None of the Companies has received any written ruling related to Taxes or entered into any written and legally binding agreement with a Tax authority relating to Taxes.

            (j) (i) None of the Companies has liability for the Taxes of any other person (other than the Companies) under Section 1.1502-6 of the Treasury Regulations, or any similar provision of state, local or foreign law, as a transferee or successor, by contract or otherwise; (ii) none of the Companies is a party to any tax sharing agreement or tax indemnity agreement which would require it to make any payment to any person (other than the Companies) by reason of any Taxes imposed upon such person; (iii) none of the Companies has liability for the Taxes of any other person (other than the Companies) as a "transferee" within the meaning of Section 6901 of the Code; (iv) none of the Companies has ever had a "change in method of accounting" as defined in Section 1.446-1(e)(2)(ii) of the Treasury Regulations; (v) there is no predecessor corporation which would be treated as one corporation with any of the Companies for purposes of Section 1374(c)(1) of the Code; (vi) no asset of any of the Companies the basis of which is determined in whole or in part by the basis of such asset in the hands of a "C Corporation" (as such term is defined in Section 1361(a)(2) of the Code) was acquired from any C corporation; (vii) none of the Companies has any "net unrealized built-in gain," as defined in Section 1374(d)(1) of the Code; and (viii) none of the Companies is a party to any agreement which would require it to make any payment which would constitute a "parachute payment" for purposes of Sections 280G and 4999 of the Code.

      3.13  EMPLOYEE BENEFITS;  EMPLOYEES.

            (a) All Employee Benefit Plans maintained or contributed to by any Company currently, or within the past six years, are set forth in SCHEDULE 3.13 hereto. All such plans have been operated in accordance with their terms and applicable law, and all required governmental filings have been made with respect thereto. No such plan is an Employee Pension Benefit Plan, nor does any such plan provide for any benefits beyond the termination of an employee's employment, except where required by law. Except with respect to each other, no Company is, and at no time has been, a member of a controlled group (within the meaning of Section 412(n)(6)(C) of the Code) with any other entity. No benefit under any Employee Benefit Plan will become payable or accelerated by reason of the consummation of the transactions contemplated by this Agreement.

            (b) There are no collective bargaining agreements applicable to any Persons employed by any Company, nor are any such Persons represented by a labor union or organization. There are not pending any unfair labor practice charges against any Company, nor is there any demand for recognition, or any other request or demand from a labor organization for representative status with respect to any Person employed by any Company. There are no existing or, to the Best of Knowledge of the Shareholders, threatened labor strikes, disputes, grievances or other labor controversies affecting any Company, and no such activities have occurred in the prior 24 months.

            (c) There are not pending or, to the Best of Knowledge of the Shareholders, threatened unfair labor practice charges, wage payment claims or discrimination complaints relating to race, color, national origin, sex, religion, age, marital status or disability against any of the Companies before any Governmental Authority or court or other Person. None of the Companies is bound by any court or administrative order, judgment or decree of any kind affecting employment, compensation or benefits of any employee.

      3.14 CONTRACTS. To the Best of Knowledge of the Shareholders, SCHEDULE
3.14 hereto contains a true, correct and complete list of each of the following written contracts, agreements or commitments to which any Shareholder is a party that relates to the Business, or to which any Company is a party or that relates to the Business (collectively, the "CONTRACTS"):

            (i) any agreement, note, guaranty or other instrument (or group of related agreements) under which the Company has created, incurred, assumed or guaranteed any indebtedness for borrowed money, or any capitalized lease obligation, or under which a material amount of the Assets have been made subject to an Encumbrance, including the Long Term Benefit Agreement, which the Purchaser agrees to hold in confidence;

            (ii)  any agreement concerning confidentiality and non-competition;

            (iii) any agreement for the employment of any individual on a full-time, part-time, consulting or other basis;

            (iv)  any independent contractor agreement;

            (v) any agreement concerning any obligation to pay wages, severance, salaries, commissions or other compensation or remuneration (other than obligations to make current wage or salary payments terminable at will without notice) to or on behalf of any employee, former employee, consultant or contractor;

            (vi)  any lease of real property;

            (vii) any agreement or commitment for material capital expenditures or the acquisition of a material amount of fixed assets;

            (viii) any agreement with any Primrose Franchisee; and

            (ix) any other material agreement.

      The Company has delivered to Purchaser a correct and complete copy of each written agreement listed in SCHEDULE 3.14 hereto.

      3.15 INSURANCE. SCHEDULE 3.15 hereto sets forth the following information with respect to each insurance policy relating to the Business (including policies providing property, casualty, liability and workers' compensation coverage and bond and surety arrangements) to which any Company is a party, a named insured or otherwise the beneficiary of coverage:

            (i) the name of the insurer, the name of the policyholder and the name of each covered insured;

            (ii)  the policy number and the period of coverage;

            (iii) the scope and amount of coverage; and

            (iv) a description of any retroactive premium adjustments or other loss-sharing arrangements.

      3.16 BROKERS OR FINDERS. No broker or finder has acted directly or indirectly for any Company or any of its Affiliates in connection with the transactions contemplated by this Agreement, except for the Breckenridge Group, Inc. and its Affiliate, Breckenridge Securities Corporation. The Shareholders will pay the fees and expenses of Breckenridge Group, Inc. and such Affiliate.

      3.17  COMPLIANCE WITH LAWS, ETC.

            (a) Except as set forth on SCHEDULE 3.17, the business and activities of the Companies and, to the Best of Knowledge of the Shareholders, the business of the Primrose Franchisees have been and are being conducted in compliance with all provisions of all applicable Federal, state and local statutes, ordinances, rules and regulations, the failure to comply with which would have a Material Adverse Effect. In particular, all of the franchises of the Companies have been sold in compliance in all material respects with all applicable federal, state and local franchise disclosure, registration and relationship requirements. None of the Companies is in violation of or in default under (i) any order, judgment or decree of any court, arbitration panel or other tribunal; or (ii) any administrative order, rule making, procedure, policy or other published declaration of (x) any Federal, state or local governmental agency or other authority or (y) any professional society, board or other similar organization, other than such violation or defaults referred to in clause (ii) above which, in the aggregate, would not have a Material Adverse Effect.

            (b) Each Company holds all governmental licenses, permits, franchises and other governmental authorizations necessary to the ownership of its properties or the conduct of its properties or the conduct of its business as currently conducted, and all such licenses, permits, franchises and other governmental authorizations will remain in full force and effect immediately following the Closing Date and will not in any way be affected by, or terminate or lapse by reason of, the consummation of the transactions contemplated hereby.

      3.18 ENVIRONMENTAL MATTERS. To the Best of Knowledge of the Shareholders, none of the real property or any of the buildings, improvements, fixtures and equipment forming a part of the real property owned or leased by the Companies (the "FACILITIES") is in violation in any respect of or the subject of any investigation or inquiry or enforcement action by any Governmental Authority with respect to the presence or release of Hazardous Substances or for the recovery of environmental response costs or for compliance with remedial obligations under any applicable Environmental Law. To the Best of Knowledge of the Shareholders, each of the Companies has obtained and is in compliance in all respects with all environmental permits required by the applicable Environmental Laws to construct, occupy, operate, and use the Facilities, no Hazardous Substances have been disposed of or have otherwise been released on or from the Facilities during the period of any Company's ownership or operation thereof, and the uses each Company has made or makes of the Facilities has not resulted, and will not result, in the generation, storage, disposal, or release of any Hazardous Substances in violation of the Environmental Laws.

      3.19 ACQUISITION FOR INVESTMENT. The Preferred Shares, and the shares of Class A Common Stock of SCC issuable upon conversion of the Preferred Shares, are being acquired by the Shareholders for their own accounts for the purpose of investment and not with a view to the resale or distribution of all or any part of such securities in violation of the Securities Act of 1933, as amended (the "SECURITIES ACT"), it being understood that the right to dispose of such securities shall be entirely within the discretion of the Shareholders. Each of the Shareholders represents and warrants that it is an "accredited investor" as such term is defined in Rule 501(a) of Regulation D under the Securities Act. Each Shareholder understands that the securities to be issued to it have not been registered under the Securities Act or any state securities laws by reason of exemptions from the registration requirements of the Securities Act and such state securities laws which depend upon, among other things, the accuracy of the representations set forth in this Section 3.19. Such securities shall also be subject to the transfer restrictions contained in this Agreement. Each Shareholder understands that (i) the securities to be issued to it hereunder must be held indefinitely, and such Shareholder must continue to bear the economic risk of its investment in such securities, until and unless the offer and sale of such securities are subsequently registered under the Securities Act and all applicable state securities laws or an exemption from such registration is available, (ii) there is no established market for the Preferred Shares and it is not anticipated that there will be any such market for such securities in the foreseeable future, and there is only a limited market for such shares of Class A Common Stock and (iii) any offer or sale without registration will require an exemption under the Securities Act.

                                  ARTICLE 4.
             REPRESENTATIONS AND WARRANTIES OF PURCHASER AND SCC

      Purchaser and SCC represent and warrant to the Shareholders as follows:

      4.1 ORGANIZATION AND QUALIFICATION. Each of Purchaser and SCC is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware, with all requisite power and authority to own, lease and use its assets and to conduct its business as it is currently conducted. Each of Purchaser and SCC is duly qualified to do business as a foreign corporation and is in good standing in each jurisdiction in which the nature of its business or the ownership of its properties requires such qualification, except where the failure to be so qualified and in good standing would have a material adverse effect on Purchaser or SCC, as the case may be.

      4.2 AUTHORITY AND VALIDITY. Each of Purchaser and SCC has all requisite power and authority to execute and deliver, to perform its obligations under, and to consummate the transactions contemplated by this Agreement. Upon the execution and delivery of this Agreement by Purchaser and SCC, this Agreement will be the legal, valid and binding obligation of each of Purchaser and SCC, enforceable against it in accordance with its terms, regardless of whether such enforceability is considered in a proceeding at law or in equity. The execution, delivery, performance and consummation by each of Purchaser and SCC of the transactions contemplated by this Agreement have been duly authorized by all requisite corporate action of each of Purchaser and SCC, and this Agreement has been duly executed and delivered by each of Purchaser and SCC.

      4.3 NO BREACH OR VIOLATION. Subject to obtaining the consents, approvals, authorizations, and orders of and making the registrations or filings with or giving notices to Governmental Authorities and Persons set forth in SCHEDULE 4.3 hereto, if any, the execution, delivery and performance by Purchaser and SCC of this Agreement and the consummation of the transactions contemplated hereby in accordance with the terms and conditions hereof do not and will not conflict with, constitute a violation or breach of, constitute a default (with or without the giving of notice or right to cure) or give rise to any right of termination or acceleration of any right or obligation of Purchaser or SCC under, or result in the creation or imposition of any Encumbrance upon the property of Purchaser or SCC by reason of the terms of (i) Purchaser's Certificate of Incorporation or By-Laws or SCC's Amended and Restated Certificate of Incorporation or By-Laws;
(ii) any material contract, agreement, lease, indenture or other instrument to which Purchaser or SCC is a party; (iii) any order, judgment, injunction, award or decree of any Governmental Authority or any statute, law, rule or regulation applicable to Purchaser or SCC; or (iv) any Permit of Purchaser or SCC, which in the case of (ii), (iii) or (iv) above would have a material adverse effect on the ability of Purchaser or SCC to perform its obligations under this Agreement.

      4.4 CONSENTS AND APPROVALS. Except as set forth in SCHEDULE 4.4 hereto, no consent, approval, authorization or order of, registration or filing with, or notice to, any Governmental Authority or any other Person is necessary to be obtained, made or given by Purchaser or SCC in connection with the execution, delivery and performance by Purchaser or SCC of this Agreement or for the consummation by Purchaser or SCC of the transactions contemplated hereby.

      4.5 LEGAL PROCEEDINGS. There is no action, suit or proceeding, judicial, administrative or otherwise, that is pending or, to the best knowledge of Purchaser or SCC, overtly threatened against Purchaser or SCC that challenges the validity or propriety of, or may prevent or delay, any of the transactions contemplated by this Agreement.

      4.6 BROKERS OR FINDERS. No broker or finder has acted directly or indirectly for Purchaser or SCC in connection with the transactions contemplated by this Agreement, and Purchaser has incurred no obligation to pay any brokerage or finder's fee or other commission in connection therewith.


                                  ARTICLE 5.
                  PRE-CLOSING COVENANTS OF THE SHAREHOLDERS

      Erwin covenants to Purchaser and SCC, and the Trust covenants (solely as to Section 5.9) to Purchaser and SCC, as follows:

      5.1 ADDITIONAL INFORMATION. The Shareholders shall cause the Companies to provide to Purchaser and its Representatives (i) reasonable access to all of the Assets, Liabilities and Books and Records of the Companies; and (ii) such financial, operating and other documents, data and information relating to the Companies, the Business, the Assets and the Liabilities of each Company as Purchaser or its Representatives may reasonably request.

      5.2 EXCLUSIVITY. Prior to the termination of this Agreement, the Shareholders shall not and shall cause the Companies not to (i) solicit or initiate the submission of any proposal or offer from any Person relating to the direct or indirect sale or transfer of any of the Company's capital stock or the Assets (a "SALE"); (ii) participate in any negotiations regarding, furnish any information with respect to, assist or participate in any effort or attempt by any Person to do or seek a Sale; (iii) enter into any agreement or understanding relating to a Sale; or (iv) permit any Representative to engage in the foregoing on behalf of the Companies or the Shareholders.

      5.3   CONTINUITY AND MAINTENANCE OF OPERATIONS.

            (a) The Shareholders shall cause each Company between the date hereof and the Closing Date or termination of this Agreement to use reasonable efforts to (i) comply with Legal Requirements applicable to each Company; (ii) fulfill its obligations under the Contracts; (iii) use its reasonable business judgment to promote, develop and preserve its relationships with its franchisees and others having business relations with it; (iv) pay in the Ordinary Course all accounts payable; and (v) not alter the rate of compensation of any of its officers, directors or employees other than in the Ordinary Course. The Shareholders shall cause each Company to maintain insurance relating to the Business as in effect on the date of this Agreement, to continue in the Ordinary Course promotional and other activities with respect to the Business and to keep and maintain all of the Books and Records in the Ordinary Course.

            (b) The Shareholders shall not permit any Company to, without the prior written consent of Purchaser: (i) sell, lease, transfer, convey or assign any of the Assets (or enter into any contract to do any of the foregoing) other than in the Ordinary Course, or in order to satisfy obligations under the Long Term Benefit Agreement as required by Section 5.7 herein, or to comply with the provisions of Sections 5.6 and 5.8 herein or to pay fees due as provided in
Section 3.16 herein, or permit the creation of any Encumbrance on any of the Assets other than a Permitted Encumbrance; (ii) make any change in its authorized or issued capital stock, grant any stock option or other right to purchase shares of capital stock or other securities, issue or make any commitment to issue any security, including any security exercisable for, convertible into or exchangeable for capital stock; (iii) pay any dividend or make any distribution on its capital stock or other securities (except as permitted by Section 2.5); (iv) purchase, redeem, retire or make any other acquisition of shares of its capital stock or other securities; (v) amend its articles of incorporation or by-laws or any material agreement; (vi) assume, create, incur or guarantee any indebtedness for borrowed money except in the Ordinary Course; or (vii) waive any rights of material value; (viii) make any changes in officer compensation or pay any bonuses, except in the Ordinary Course; or (ix) enter into any transaction not in the Ordinary Course.

      5.4 CONSENTS AND APPROVALS. As soon as practicable after execution of this Agreement, the Shareholders shall use and cause each Company to use its reasonable best efforts to obtain any necessary consent, approval, authorization or order of, make any registration or filing with or give any notice to any Governmental Authority or Person as is required to be obtained, made or given by the Companies to consummate the transactions contemplated by this Agreement, including, without limitation, any authorizations, consents, approvals, actions, filings or notices set forth in SCHEDULE 3.5 hereto.

      5.5 REMOVAL OF ENCUMBRANCES. Other than as to the Permitted Encumbrances, the Shareholders shall take and cause the Companies to take all necessary actions to cause the termination, release and removal, on or prior to the Closing Date, of all Encumbrances relating to the Assets or the Business or relating to the Companies which may reasonably be expected to affect the Assets or the Business.

      5.6 REPAYMENT OF INDEBTEDNESS. Prior to the Closing Date, the Shareholders shall cause the Companies to repay all indebtedness of the Companies, if any, other than the Citizens First Indebtedness.

      5.7 PAYOFF OBLIGATION UNDER LONG TERM BENEFIT AGREEMENT. Prior to the Closing Date, the Shareholders shall cause the Companies to pay all obligations and liabilities of the Companies under the Long Term Benefit Agreement, cause such Long Term Benefit Agreement to be terminated and indemnify Purchaser and the Companies as to all claims relating to the Long Term Benefit Agreement.

      5.8   TRANSFERS OF RESTRICTED SECURITIES.

            (a)   RESTRICTIONS GENERALLY; SECURITIES ACT.

            (i) Each Shareholder will not, directly or indirectly, sell, offer for sale, assign, pledge, hypothecate, grant any option or other right in respect of or otherwise transfer (collectively, "TRANSFER") any of the Preferred Shares or the shares of Class A Common Stock of SCC underlying the Preferred Shares (collectively, "RESTRICTED SECURITIES"), except in accordance with the terms of this Agreement. Any attempt by any Shareholder to Transfer any Restricted Securities not in accordance with the terms of this Agreement shall be null and void, and neither the issuer of such securities nor any transfer agent of such securities shall give any effect to such attempted Transfer in its stock records.

            (ii) Each Shareholder agrees that, in addition to the other requirements imposed herein relating to Transfer, it will not Transfer any Restricted Securities except pursuant to an effective registration statement under the Securities Act, or upon receipt by SCC of an opinion of counsel reasonably satisfactory to SCC to the effect that registration is not required because of the availability of an exemption from registration under the Securities Act.

            (b)   LEGEND.

            (i) Each certificate representing Restricted Securities held by any Shareholder shall be endorsed with the following legends and such other legends as may be required by applicable securities laws or by SCC's Amended and Restated Certificate of Incorporation:

                  "THE SECURITIES REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE "ACT"), OR ANY STATE SECURITIES LAW. THE HOLDER HEREOF MAY NOT SELL, OFFER FOR SALE, ASSIGN, PLEDGE, HYPOTHECATE, GRANT ANY OPTION OR OTHER RIGHT IN RESPECT OF OR OTHERWISE TRANSFER THESE SECURITIES WITHOUT THE CONSENT OF THE ISSUER HEREOF,

                  AND UNLESS IN COMPLIANCE WITH THE ACT AND APPLICABLE STATE SECURITIES LAWS."

            (ii) Any certificate issued at any time in exchange or substitution for any certificate bearing such legend (except a new certificate issued upon the completion of a Transfer pursuant to a registered public offering under the Securities Act and made in accordance with the Securities Act) shall also bear such legend, unless in the opinion of counsel for SCC, the Restricted Securities represented thereby are no longer subject to the provisions of this Agreement or the restrictions imposed under the Securities Act or state securities laws, in which case the applicable legend (or legends) may be removed.

      5.9 FIRPTA CERTIFICATE. The Shareholders shall have executed a certification of non-foreign status pursuant to Section 1.1445-2(b)(2) of the Treasury Regulations.

      5.10 TERMINATION OF TAX AGREEMENTS. The Shareholders shall have caused the Companies to have terminated each Tax allocation or sharing agreement between any of the Companies and any third party.

                                  ARTICLE 6.
                  PRE-CLOSING COVENANTS OF PURCHASER AND SCC

      Purchaser and SCC covenant to the Shareholders as follows:

      6.1 CONSENTS AND APPROVALS. As soon as practicable after execution of this Agreement, Purchaser and SCC shall use their best efforts to obtain any necessary consent, approval, authorization or order of, make any registration or filing with or give notice to any Governmental Authority or Person as is required to be obtained, made or given by Purchaser or SCC to consummate the transactions contemplated by this Agreement, including, without limitation, any authorizations, consents, approvals, actions, filings or notices set forth in
SCHEDULE 4.4 hereto.

      6.2 ERWIN GUARANTY AND ERWIN COLLATERAL. Purchaser will, on or prior to the Closing Date, either (i) obtain a release of Erwin from the Erwin Guaranty and obtain a release of the Erwin Collateral; or (ii) pay the Citizens First Indebtedness. If such Citizens First Indebtedness is paid, such payment shall in no way reduce the Purchase Price, but shall be a payment in addition to the Purchase Price.

      6.3 FINANCING. Purchaser and SCC will use all reasonable efforts to obtain the necessary financing to consummate the transactions contemplated hereby.

                                  ARTICLE 7.
           CONDITIONS PRECEDENT TO OBLIGATIONS OF PURCHASER AND SCC

      All obligations of Purchaser and SCC under this Agreement shall be subject to the fulfillment at or prior to Closing of each of the following conditions, it being understood that Purchaser may, in its sole discretion, to the extent permitted by applicable Legal Requirements, waive any or all of such conditions in whole or in part:

      7.1 ACCURACY OF REPRESENTATIONS. All representations and warranties of the Shareholders contained in this Agreement shall be, if specifically qualified by materiality, true in all respects and, if not so qualified, shall be true in all material respects, in each case on and as of the Closing Date with the same effect as if made on and as of the Closing Date. The Shareholders shall have delivered to Purchaser and SCC a certificate dated the Closing Date to the foregoing effect.

      7.2 COVENANTS. The Shareholders shall, in all material respects, have performed and complied with each of the covenants, obligations and agreements contained in this Agreement that are to be performed or complied with by them at or prior to Closing. The Shareholders shall have delivered to Purchaser and SCC a certificate dated the Closing Date to the foregoing effect.

      7.3 CONSENTS. All consents, approvals, authorizations and orders required to be obtained from, and all registrations, filings and notices required to be made with or given to, any Governmental Authority or other Person as provided in Sections 5.4 and 6.1 shall have been duly obtained, made or given, as the case may be, and shall be in full force and effect, and any waiting period required by applicable law or any Governmental Authority in connection with such transactions shall have expired or have been earlier terminated.

      7.4 DELIVERY OF DOCUMENTS. The Shareholders shall have delivered, or caused to be delivered, to Purchaser and SCC the following documents:

            (i) the original stock certificates of the Company evidencing the Shares, endorsed in blank, with all required transfer stamps, if any, affixed thereto;

            (ii) an opinion of Brinson, Askew, Berry, Seigler, Richardson & Davis, LLP, counsel to the Company, dated the Closing Date, in the form attached hereto as EXHIBIT 4;

            (iii) if requested by Purchaser, written resignations of the officers and directors of each of the Companies, effective as of the Closing;

            (iv) the Erwin Employment Agreement, executed by Erwin;

            (v) evidence that the Long Term Benefit Agreement has been terminated and that the Companies have paid all obligations and liabilities of the Companies under the Long Term Benefit Agreement; and

            (vi) such other documents and instruments as Purchaser may reasonably request to otherwise facilitate the consummation or performance of any of the transactions contemplated by this Agreement.

      7.5 NO LITIGATION. No action, suit or proceeding shall be pending or threatened before any Governmental Authority or other Person that would prohibit or materially adversely affect Purchaser's ownership or operation of all or a material portion of the Business or the Assets or the consummation of the transactions contemplated hereby.

      7.6 FINANCING. Purchaser shall have obtained the necessary financing to consummate the transactions contemplated hereby.

      7.7 OTHER EMPLOYMENT AGREEMENTS. Each of Jo Kirchner, Raymond Orgera and Robert Benowitz shall have entered into employment agreements with Purchaser and/ or one or more of the Companies, substantially in the form attached hereto as EXHIBIT 5.

                                  ARTICLE 8.
           CONDITIONS PRECEDENT TO OBLIGATIONS OF THE SHAREHOLDERS

      All obligations of the Shareholders under this Agreement shall be subject to the fulfillment at or prior to Closing of the following conditions, it being understood that the Shareholders may, in their sole discretion, to the extent permitted by applicable Legal Requirements, waive any or all of such conditions in whole or in part:

      8.1 ACCURACY OF REPRESENTATIONS. All representations and warranties of Purchaser and SCC contained in this Agreement shall be, if specifically qualified by materiality, true and correct in all respects and, if not so qualified, shall be true and correct in all material respects, in each case on and as of the Closing Date with the same effect as if made on and as of the Closing Date. Purchaser and SCC shall have delivered to the Shareholders a certificate dated the Closing Date to the foregoing effect.

      8.2 COVENANTS. Purchaser and SCC shall, in all material respects, have performed and complied with each obligation, agreement, covenant and condition contained in this Agreement and required by this Agreement to be performed or compiled with by Purchaser and SCC at or prior to Closing. Purchaser and SCC shall have delivered to the Shareholders a certificate dated the Closing Date to the foregoing effect.

      8.3 CONSENTS. All consents, approvals, authorizations and orders required to be obtained from, and all registrations, filings and notices required to be made with or given to, any Governmental Authority or other Person as provided in
Section 6.1 shall have been duly obtained, made or given, as the case may be, and shall be in full force and effect, and any waiting period required by applicable law or any Governmental Authority in connection with such transactions shall have expired or have been earlier terminated.

      8.4 DELIVERY OF DOCUMENTS. Purchaser, as applicable, shall have executed and delivered, or caused to be executed and delivered, to the Shareholders the following documents:

            (i) evidence reasonably satisfactory to the Shareholders that each of Purchaser and SCC has taken all action necessary to authorize the execution of this Agreement and the consummation of the transactions contemplated hereby;

            (ii) opinion of Morgan, Lewis & Bockius LLP, counsel to Purchaser, dated the Closing Date, in the form attached hereto as EXHIBIT 6;

            (iii) the Erwin Employment Agreement, as executed by Purchaser and/or one or more of the Companies; and

            (iv) such other documents and instruments as the Shareholders may reasonably request to otherwise facilitate the consummation or performance of any of the transactions contemplated by this Agreement.

      8.5 LITIGATION. No action, suit or proceeding shall be pending by or before any Governmental Authority or other Person that would prevent the consummation of any of the transactions contemplated by this Agreement.

      8.6 LEASES. The Erwin Street Lease and the Primrose Country Day Lease shall be ratified and affirmed by Purchaser. The term of the Erwin Street Lease shall be for two (2) years from Closing and the term of the Country Day Lease shall be for three (3) years from Closing. Each such Lease shall be a triple net lease at the rent specified in EXHIBIT 7 (which Erwin believes to be a fair market rent), provide for payments of taxes, insurance and maintenance by Tenant and otherwise be substantially in the form attached hereto as EXHIBIT 7.

      8.7 ERWIN GUARANTY AND COLLATERAL. The matters set forth in Section 6.2 shall be completed to the satisfaction of Erwin.

      8.8 PURCHASE PRICE. The Purchase Price shall be delivered to the Shareholders as provided in Section 2.2.

                                  ARTICLE 9.
                            POST-CLOSING COVENANTS

      9.1 EMPLOYEE MATTERS. After the Closing, Purchaser will cause the Companies to provide health insurance coverage to the employees of the Companies under each Company's existing health insurance plan or a plan maintained by Purchaser which provides comparable benefits for so long as such employees remain employed by each Company.

      9.2 TRANSFER TAXES, ETC. All sales, use, transfer, real property transfer, gains, stamp, recording, stock transfer or other similar Taxes incurred in connection with the transactions contemplated by this Agreement and due with respect to the states in which the Companies conduct business, including any interest, penalties, fines, assessments or additions to Tax, whether disputed or not, imposed in respect of the foregoing, will be borne by the Shareholders. The Shareholders will, at their own expense, file all necessary Tax Returns and other documentation with respect to all such transfer Taxes as required by applicable law, and assume all responsibility for filing such Tax Returns and documentation on an accurate, complete and timely basis. Purchaser, as appropriate, will join in the execution of any such Tax Return or other documentation.

      9.3 REPORTING REQUIREMENTS, LEGENDS, ETC. SCC shall use its reasonable efforts to (i) comply with the current public information requirements set forth in Rule 144(c) under the Securities Act; and (ii) provide either of the Shareholders or such Shareholder's prospective transferees with the information, if any, required to be delivered pursuant to Rule 144A(d)(4) under the Securities Act. If any shares of Class A Common Stock of SCC held by either of the Shareholders are or become eligible for sale pursuant to Rule 144(k) under the Securities Act, then, upon the request of such Shareholder, SCC shall remove any Securities Act legend from the certificates therefor.

      9.4 401(K) PLAN. Within 90 days after the Closing, Purchaser shall establish a non-contributory plan intended to be qualified under Section 401(k) of the Code for the benefit of the employees of the Companies (the "Employees").

      9.5 EMPLOYEE BENEFITS. Purchaser shall contribute a minimum of $15,000 (the "Minimum Benefit Amount") on an annual basis towards benefits for the Employees. Purchaser shall (a) for the twelve months ended March 31, 2000, allocate 20% of EBITDA for the twelve months ended March 31, 2000 in excess of $4.3 million less the Minimum Benefit Amount toward benefits for the Employees; and (b) for the twelve months ended March 31, 2001, Purchaser shall allocate five to 10% of EBITDA for the twelve months ended March 31, 2001 in excess of the actual EBITDA earned for the twelve months ended March 31, 2000. Purchaser shall contribute the amounts set forth in (a) and (b) toward benefits for the Employees to the extent such benefits are in line with the market as determined by the Board of Directors of Purchaser.

                                 ARTICLE 10.
                                 TERMINATION

      10.1 EVENTS OF TERMINATION. This Agreement may be terminated and the transactions contemplated by this Agreement may be abandoned at any time prior to Closing as provided below:

            (a) Purchaser and the Shareholders may terminate this Agreement by mutual written consent at any time prior to Closing.

            (b) Purchaser may terminate this Agreement by giving written notice to the Shareholders at any time prior to Closing if the Shareholders have breached any material representation, warranty or covenant contained in this Agreement in any material respect, Purchaser has notified the Shareholders in writing of the breach, and the breach has continued without cure for a period of ten (10) days after receipt of the notice of breach.

            (c) The Shareholders may terminate this Agreement by giving written notice to Purchaser at any time prior to Closing if Purchaser has breached any material representation, warranty or covenant contained in this Agreement in any respect, the Shareholders have notified Purchaser in writing of the breach, and the breach has continued without cure for a period of ten (10) days after receipt of the notice of breach.

            (d) Purchaser may terminate this Agreement if the Closing shall not have occurred on or before April 6, 1999 by reason of the failure of any condition precedent under Article 7 (unless the failure results primarily from Purchaser breaching any representation, warranty or covenant contained in this Agreement).

            (e) The Shareholders may terminate this Agreement if the Closing shall not have occurred on or before April 6, 1999 by reason of the failure of any condition precedent under Article 8 hereof (unless the failure results primarily from any of the Shareholders breaching any representation, warranty or covenant contained in this Agreement).

      10.2 LIABILITY IN EVENT OF BREACH. In the event the Closing does not take place under this Agreement as a result of the breach of this Agreement by either Purchaser and SCC, on the one hand, or the Shareholders, on the other hand, after notice of such breach, and failure on the part of the other Party to cure the same, the non-breaching Party shall be entitled to recover from the breaching Party, as liquidated damages, the sum of $250,000.00, each Party hereto acknowledging that such amount is a reasonable estimate of such damages and that it is impossible to ascertain the exact amount of such damages. The total liability of the Shareholders to Purchaser and SCC in the aggregate under this paragraph shall be $250,000.00. The right to pursue liquidated damages as set forth in this Section 10.2 shall be the sole and exclusive right of the Parties, and none of the Parties shall have any other remedy at law or equity under this Section 10.2.

      10.3 PROCEDURE UPON TERMINATION. If this Agreement is terminated by any Party pursuant to this Article, notice of such termination shall promptly be given by the terminating Party to the other Parties.


                                 ARTICLE 11.
                    REMEDIES FOR BREACH OF THIS AGREEMENT

      11.1 SURVIVAL OF REPRESENTATIONS AND WARRANTIES. All statements contained in any certificate or other instrument delivered pursuant to this Agreement shall be deemed representations and warranties hereunder by the Party delivering such certificate or instrument. All of the representations and warranties of Purchaser, SCC and the Shareholders contained in this Agreement shall survive the Closing and continue in full force and effect for five hundred and forty
(540) days from and after the Closing Date; provided, however, that (i) any representation or warranty related to Tax matters shall survive until 30 days from and after the expiration of the applicable Tax statute of limitations; (ii) any representation or warranty related to environmental matters shall survive for a period of five years from and after the Closing Date; (iii) the representations and warranties set forth in Section 3.10 shall survive for a period of two years from and after the Closing Date; (iv) the representations and warranties set forth in Section 3.2 shall survive for a period of five years from and after the Closing Date; and (v) the representations and warranties of the Trust shall survive for only as long as Joseph M. Seigler, Jr. is trustee of the Trust; PROVIDED, HOWEVER, that the representations and warranties of Erwin with respect to the Trust shall survive for the applicable periods set forth in clauses (i), (ii), (iii) and (iv) of this Section 11.1. The period of survival prescribed by this Section 11.1 is referred to as the "Survival Period." The liabilities of Purchaser, SCC and the Shareholders under their respective representations and warranties will expire as of the expiration of the Survival Period for such representations and warranties; provided, however, that such expiration will not include, extend or apply to any representation or warranty, the breach of which has been asserted by (i) Purchaser or SCC in a written notice to the Shareholders before such expiration, or (ii) the Shareholders in a written notice to Purchaser or SCC before such expiration, in each case which indicates the basis for such claim in reasonable detail.

      11.2  INDEMNIFICATION PROVISIONS FOR BENEFIT OF PURCHASER.

            (a) If either of the Shareholders breaches any representations and warranties contained in this Agreement or in any certificate or other instrument delivered hereto and if Purchaser or SCC makes a written claim for indemnification against the breaching Party or Parties within the Survival Period for such representations and warranties, then, subject to the limitations of subsection (c), Erwin shall indemnify Purchaser, SCC and the shareholders, directors, officers, employees, successors and assigns of each of Purchaser and SCC from and against any Adverse Consequences that any such Person may suffer through and after the date of the claim for indemnification resulting from, arising out of, relating to or caused by the breach.

            (b) Subject to the limitations of subsection (c), Erwin shall indemnify Purchaser, SCC and the shareholders, directors, officers, employees, agents, successors and assigns of each of Purchaser and SCC from and against any Adverse Consequences that any such Person may suffer resulting from, arising out of, relating to, in the nature of, or caused by any of the following (i) any breach of any covenant, agreement or obligation of the Shareholders contained in this Agreement or in any certificate or other instrument delivered hereto; (ii) any Liability for Taxes attributable to the use, ownership or operation of the Assets by any Company or the Business or otherwise imposed on any Company relating to a Pre-Closing Period and any Section 338 Tax; and (iii) the matters described on Schedule 11.2(b). Such Persons' rights to indemnity under this
Section 11.2 shall expire after the applicable Survival Period; provided, however, that such expiration will not include, extend or apply to rights for indemnity with respect to any claim asserted in good faith in a written notice to Erwin before such expiration.

            (c) Notwithstanding any provision herein to the contrary, (i) no Person otherwise entitled to indemnification under this Section 11.2 shall be so entitled until the aggregate amount otherwise payable under this Section 11.2 exceeds $250,000, in which event such Person shall be entitled to indemnification for the amount in excess of $250,000; and (ii) in no event shall the liability of Erwin under this paragraph to all Persons in the aggregate exceed $3,000,000.00, except that the limitations set forth in (i) and (ii) of this Section 11.2(c) shall not apply to any indemnification relating to breach of the representations and warranties under Section 3.12, Section 3.18 or
Section 3.2 (relating to stock ownership) or relating to a breach of the covenants set forth in Section 5.7, Section 5.10, Section 5.11 or Section 9.2, or any indemnification obligation described in Sections 11.2(b)(ii) and (iii) or a breach of any obligation set forth in Article 12.

      11.3  INDEMNIFICATION PROVISIONS FOR THE BENEFIT OF THE SHAREHOLDERS.

            (a) If Purchaser breaches any of its representations and warranties contained in this Agreement or in any certificate or other instrument delivered hereto and if the Shareholders make a written claim for indemnification against Purchaser and SCC within the Survival Period, then Purchaser and SCC shall indemnify, defend and hold harmless the Shareholders, and the assigns of either of the Shareholders, from and against any Adverse Consequences that any such Person may suffer through and after the date of the claim for indemnification resulting from, arising out of, relating to, or caused by the breach.

            (b) Purchaser shall indemnify the Shareholders, and the assigns of either of the Shareholders against any Adverse Consequences that any such Person may suffer resulting from, arising out of, relating to, in the nature of, or caused by any of the following: (i) any breach of any covenant, agreement or obligation of Purchaser contained in this Agreement or in any certificate or other instrument delivered hereto; and (ii) any Liability for Taxes attributable solely to the use, ownership or operation of the Assets or the transferred Business by Purchaser relating to a Post-Closing Period, excluding any Section 338 Tax.

            (c) SCC shall indemnify the Shareholders, and the assigns of either of the Shareholders, against any Adverse Consequences that any such Person may suffer resulting from, arising out of, relating to, in the nature of, or caused by any breach of any covenant, agreement or obligation of SCC contained in this Agreement or in any certificate or other instrument delivered hereto.

            (d) Notwithstanding any provision herein to the contrary, (i) no Person otherwise entitled to indemnification under this Section 11.3 shall be so entitled until the aggregate amount otherwise payable under this Section 11.3 exceeds $250,000, in which event such Person shall be entitled to indemnification for the amount in excess of $250,000; and in no event shall the liability of the Purchaser and SCC under this paragraph to all Persons in the aggregate exceed $3,000,000.00.

      11.4  MATTERS INVOLVING THIRD PARTIES.

            (a) If any third party shall notify either Purchaser, SCC or the Shareholders (the "INDEMNIFIED PARTY") with respect to any matter (a "THIRD PARTY CLAIM") that may give rise to a claim for indemnification against the other (the "INDEMNIFYING PARTY") under this Article, then the Indemnified Party shall promptly notify the Indemnifying Party thereof in writing; provided, however, that no delay on the part of the Indemnified Party in notifying any Indemnifying Party shall relieve the Indemnifying Party from any obligation hereunder unless (and then solely to the extent) the Indemnifying Party is prejudiced thereby.

            (b) Any Indemnifying Party shall have the right to defend the Indemnified Party against the Third Party Claim with counsel of its choice reasonably satisfactory to the Indemnified Party so long as: (i) the Indemnifying Party notifies the Indemnified Party in writing within fifteen (15) days after the Indemnified Party has given notice of the Third Party Claim that the Indemnifying Party will indemnify the Indemnified Party from and against the entirety of any Adverse Consequences the Indemnified Party may suffer resulting from, arising out of, relating to, in the nature of or caused by the Third Party Claim; (ii) the Indemnifying Party provides the Indemnified Party with evidence acceptable to the Indemnified Party that the Indemnifying Party will have the financial resources to defend against the Third Party Claim and fulfill its indemnification obligations hereunder; (iii) settlement of, or an adverse judgment with respect to, the Third Party Claim is not, in the good faith judgment of the Indemnified Party, likely to establish a precedential custom or practice adverse to the continuing business interests of the Indemnified Party; and (iv) the Indemnifying Party conducts the defense of the Third Party Claim actively and diligently.

            (c) So long as the Indemnifying Party is conducting the defense of the Third Party Claim in accordance with subsection (b): (i) the Indemnified Party may retain separate co-counsel at its sole cost and expense and participate in the defense of the Third Party Claim; (ii) the Indemnified Party shall not consent to the entry of any judgment or enter into any settlement with respect to the Third Party Claim without the prior written consent of the Indemnifying Party; and (iii) the Indemnifying Party shall not consent to the entry of any judgment or enter into any settlement with respect to the Third Party Claim without the prior written consent of the Indemnified Party.

            (d) If, however, any of the conditions set forth in Section 11.4(b) above is not or no longer satisfied: (i) the Indemnified Party may defend against, and consent to the entry of any judgment or enter into any settlement with respect to, the Third Party Claim in any manner it reasonably may deem appropriate (and the Indemnified Party need not consult with, or obtain any consent from, any Indemnifying Party in connection therewith); (ii) the Indemnifying Party shall reimburse the Indemnified Party promptly and periodically for the costs of defending against the Third Party Claim (including attorneys' fees and expenses); and (iii) the Indemnifying Party shall remain responsible for any Adverse Consequences the Indemnified Party may suffer resulting from, arising out of, relating to, in the nature of or caused by the Third Party Claim to the fullest extent provided in this Article 11.

      11.5 DETERMINATION OF ADVERSE CONSEQUENCES; SUBROGATION. Purchaser, SCC and the Shareholders shall take into account the time cost of money (using the Applicable Rate as the discount rate) in determining Adverse Consequences for purposes of this Article 11. All indemnification payments under this Article shall be net of any insurance proceeds received by the Indemnified Party in respect of the event or circumstance giving rise to the claim for indemnification and shall be deemed adjustments to the Purchase Price. Upon payment in full of any indemnification claim, whether such payment is effected by set-off or otherwise, or the payment of any judgment or settlement with respect to a Third Party Claim, the Indemnifying Party shall be subrogated to the extent of such payment to the rights of the Indemnified Party against any Person with respect to the subject matter of such indemnification claim or Third Party Claim.


                                 ARTICLE 12.
              SECTION 338(H)(10) ELECTIONS AND OTHER TAX MATTERS

      12.1 SECTION 338(H)(10) ELECTIONS. At the election of Purchaser, Purchaser and the Shareholders jointly will make one or more elections under Section 338(h)(10) of the Code (each, a "SECTION 338(H)(10) ELECTION") with respect to the acquisition of the Companies. At the further election of Purchaser, Purchaser and the Shareholders jointly will make one or more elections for state or local Tax purposes similar to a Section 338(h)(10) Election with respect to the acquisition of the Companies. As provided in Section 11.2(b)(ii), all
Section 338 Taxes will be borne and paid by the Shareholders. With respect to each Section 338(h)(10) Election (or similar state or local election), the Shareholders will (i) treat the Section 338(h)(10) Election as valid; (ii) not take any action inconsistent with such treatment; and (iii) file, or cause to be filed, all Tax Returns in a manner consistent with the Section 338(h)(10) Election.

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
      12.2  ELECTION FORMS AND ALLOCATIONS.

            (a) As requested from time to time by Purchaser (whether before, at or after the Closing), the Shareholders shall assist Purchaser in, and shall provide the necessary information to Purchaser in connection with, the preparation of any form or document required to effect a valid and timely
Section 338(h)(10) Election (or similar state or local election), including Internal Revenue Service Form 8023, any similar form under state or local law and any schedules or attachments thereto (collectively, "SECTION 338 FORMS"). Upon delivery of any Section 338 Form by Purchaser to the Shareholders, the Shareholders shall duly and promptly execute such Section 338 Form and shall deliver such executed Section 338 Form to Purchaser. If Purchaser determines that any change is to be made in a Section 338 Form previously executed by the Shareholders and delivered by the Shareholders to Purchaser, then Purchaser may prepare a new Section 338 Form and deliver such new Section 338 Form to the Shareholders, and the Shareholders shall duly and promptly execute such Section 338 Form and shall deliver such executed Section 338 Form to Purchaser.

            (b) The portion of the Purchase Price allocable to the stock of each Election Corporation in accordance with SCHEDULE 12.1 attached hereto shall be further allocated in the manner described in this Section 12.2(b). With respect to each Section 338(h)(10) Election (or similar state or local election), as soon as practicable after the Closing Date, Purchaser shall determine (i) MADSP and (ii) the allocation of MADSP among the assets of the Election Corporation (collectively, the "ELECTION ALLOCATIONS"), in accordance with Section 338 of the Code and the applicable Treasury regulations thereunder. For purposes of any purchase price allocation made under this Article 12, the Purchaser and the Shareholders agree that the tax basis of the Section 1245 property, as defined in Section 1245(a)(3) of the Code, of each of the Companies is equal to the fair market value of such Section 1245 property, as of the date hereof. Except as may be required by law, the Shareholders will (i) file, or cause to be filed, all Tax Returns in a manner consistent with the Election Allocations; and (ii) not take any action inconsistent therewith.

      12.3  OTHER TAX MATTERS.

            (a) In the case of Taxes arising in a taxable period of any Company that includes but does not end on the Closing Date, except as provided in the next sentence, the allocation of such Taxes between the Pre-Closing Period and the Post-Closing Period shall be made on the basis of an interim closing of the books as of the end of the Closing Date. In the case of (i) franchise Taxes based on capitalization, debt or shares of stock authorized, issued or outstanding; and (ii) AD VALOREM Taxes, in either case attributable to any taxable period that includes but does not end on the Closing Date, the portion of such Taxes attributable to the Pre-Closing Period shall be the amount of such Taxes for the entire taxable period, multiplied by a fraction the numerator of which is the number of calendar days in such taxable period ending on and including the Closing Date and the denominator of which is the entire number of calendar days in such taxable period; PROVIDED, HOWEVER, that if any property, asset or other right of any Company is sold or otherwise transferred prior to the Closing Date, then AD VALOREM Taxes pertaining to such property, asset or other right shall be attributed entirely to the Pre-Closing Period.

            (b) The Shareholders shall file or cause to be filed all Tax Returns of each Company for all taxable periods that end on or before the Closing Date. The Shareholders will allow Purchaser an opportunity to review and comment upon such Tax Returns (including any amended Tax Returns). The Shareholders shall pay all Tax liabilities shown by such Tax Returns to be due.

            (c) Purchaser shall file or cause to be filed all Tax Returns of any Company that are not described in Section 12.3(b). With respect to any Tax Return of any Company for a taxable period that begins on or before and ends after the Closing Date, not later than five Business Days before the due date (including any extension thereof) for payment of Taxes with respect to such Tax Return, the Shareholders shall pay to such Company the portion of the Taxes set forth on such Tax Return that are allocable to the Pre-Closing Period, net of any payments made prior to the Closing Date in respect of such Taxes, whether as estimated Taxes or otherwise.

            (d) Each Party hereto shall provide to each of the other Parties hereto such cooperation and information as any of them reasonably may request relating to Taxes. Each Party will retain all Tax Returns, schedules and work papers, and all material records and other documents relating to Tax matters of the Companies for their Tax period first ending after the Closing Date and for all prior Tax periods until the later of (i) the expiration of the statute of limitations for the Tax periods to which the Tax Returns and other documents relate; or (ii) eight years following the due date (without extension) for such Tax Returns. Thereafter, the Party holding such Tax Returns or other documents may dispose of them; PROVIDED, that such Party shall give to the other Party ninety (90) calendar days' prior written notice prior to doing so. Each Party shall make its employees reasonably available on a mutually convenient basis at its cost to provide explanation of any documents or information so provided.


                                 ARTICLE 13.
                               NON-COMPETITION

      13.1 PROHIBITED ACTIVITIES. Erwin agrees that he will not, for a period commencing on the Closing Date and ending on the date that is six (6) years following the Closing Date, for any reason whatsoever, directly or indirectly, for himself or on behalf of or in conjunction with any other person, company, partnership, corporation or business of whatever nature:

            (i) engage, as an officer, director, shareholder, owner, partner, joint venturer, or in a managerial capacity, whether as an employee, independent contractor, consultant or advisor, in any business related to child-care or child or adult education or any reasonable extension thereof (other than instruction solely in sports or recreational activities) or the franchising of any operations related thereto (the "BUSINESS") within the United States of America (the "TERRITORY");

            (ii) hire, solicit or otherwise encourage or help in any way to terminate the employment of any employee of the Companies (or any current or future subsidiary or affiliate thereof) or hire or solicit any former management employee who was an employee of the Companies (or of any current or future subsidiary or affiliate thereof) within six months of the date on which the Executive attempts to hire or solicit such former management employee;

            (iii) call upon any person or entity which is, at that time, or which has been, within one (1) year prior to the Closing Date, a franchisee, proposed franchisee or customer of any of the Companies (including any subsidiaries thereof), within the Territory for the purpose of entering into franchise agreements or otherwise soliciting or selling products or services in direct competition with any of the Companies (or any subsidiaries thereof) within the Territory;

            (iv) call upon any prospective acquisition or franchise candidate, on Erwin's own behalf or on behalf of any competitor of the Business, which candidate, to the Best of Knowledge of the Shareholders, was called upon by any of the Companies (including any subsidiaries thereof) or for which, to the Best of Knowledge of the Shareholders, any of the Companies (or any subsidiary thereof) made an acquisition analysis for the purpose of acquiring such entity or contemplated entering into a franchise agreement with; or

            (v) disclose customers, whether in existence or proposed, of any of the Companies to any person, firm, partnership, corporation or business for any reason or purpose whatsoever except to the extent that any of the Companies (including any subsidiary thereof) has in the past disclosed such information to the public for valid business reasons.

      Notwithstanding the above, the foregoing covenants shall not be deemed to prohibit Erwin from acquiring as an investment not more than one percent (1%) of the capital stock of a competing business whose stock is traded on a national securities exchange or over-the-counter.

      13.2 DAMAGES. Because of the difficulty of measuring economic losses to Purchaser, SCC or any of the Companies as a result of a breach of the foregoing covenant, and because of the immediate and irreparable damage that could be caused to any of the Companies for which it would have no other adequate remedy, Erwin agrees that, in the event of any breach or threatened breach by him, the foregoing covenant may be enforced by Purchaser, SCC or any of the Companies by injunctions and restraining orders.

      13.3 REASONABLE RESTRAINT. It is agreed by the parties hereto that the foregoing covenants in this Section 13 impose a reasonable restraint on Erwin in light of the activities and business of the Companies on the date of the execution of this Agreement and the current plans of Purchaser with respect to the Business, which include the expansion of the Business throughout the United States of America.

      13.4 SEVERABILITY; REFORMATION. The covenants in this Article 13 are severable and separate, and the unenforceability of any specific covenant shall not affect the provisions of any other covenant. Moreover, in the event any court of competent jurisdiction shall determine that the scope, time or territorial restrictions set forth are unreasonable, then it is the intention of the Parties that such restrictions be enforced to the fullest extent which the court deems reasonable, and this Agreement shall thereby be reformed.

      13.5 INDEPENDENT COVENANT. All of the covenants in this Article 13 shall be construed as an agreement independent of any other provision in this Agreement, and the existence of any claim or cause of action of Erwin against Purchaser or SCC, whether predicated on this Agreement or otherwise, shall not constitute a defense to the enforcement by Purchaser, SCC or any of the Companies of such covenants. It is specifically agreed that the period of six
(6) years stated at the beginning of this Article 13, during which the agreements and covenants of Erwin made in this Article 13 shall be effective, shall be computed by excluding from such computation any time during which Erwin is in violation of any provision of this Article 13. The covenants contained in
Article 13 shall not be affected by any breach of any other provision hereof by Purchaser or SCC.

      13.6 MATERIALITY. Erwin hereby agrees that this covenant is a material and substantial part of this transaction.


                                 ARTICLE 14.
                                MISCELLANEOUS

      14.1 PARTIES OBLIGATED AND BENEFITED. This Agreement shall be binding upon the Parties and their respective assigns and successors in interest and shall inure solely to the benefit of the Parties and their respective assigns and successors in interest, and no other Person shall be entitled to any of the benefits conferred by this Agreement. Without the prior written consent of the other Parties, no Party may assign this Agreement or any of its rights or interests or delegate any of its duties under this Agreement; provided, however, that Purchaser may assign this Agreement or any of its rights or interests or delegate any of its duties hereunder to an Affiliate; provided, however, that any such assignment or delegation shall not release Purchaser from any of its obligations hereunder.

      14.2 NOTICES. Any notices and other communications required or permitted hereunder shall be in writing and shall be effective upon delivery by hand or upon receipt if sent by certified or registered mail (postage prepaid and return receipt requested) or by a nationally recognized overnight courier service (appropriately marked for overnight delivery) or upon transmission if sent by telex or facsimile (with request for immediate confirmation of receipt in a manner customary for communications of such respective type and with physical delivery of the communication being made by one or the other means specified in this Section as promptly as practicable thereafter).
Notices shall be addressed as follows:

            (a)   If to Purchaser or SCC:

                  c/o Capital Partners Inc.
                  One Pickwick Plaza, Suite 310
                  Greenwich, Connecticut  06830
                  Attention:  Mr. Brian D. Fitzgerald
                  Telecopier:  203-625-0423

                  with a copy to:
                  Morgan, Lewis & Bockius LLP
                  101 Park Avenue
                  New York, New York  10178
                  Attention:  Christopher T. Jensen, Esq.
                  Telecopier:  212-309-6273

            (b) If to the Shareholders:

                  Mr. Paul L. Erwin
                  5555 Cave Spring Road, S. W.
                  Cave Spring, Georgia  30124
                  Telecopier:  706/295-4561

                  with a copy to:

                  Brinson, Askew, Berry, Seigler, Richardson & Davis, LLP 615 West First Street
                  Post Office Box 5513
                  Rome, Georgia  30162-5513
                  Attention:  Joe M. Seigler, Jr., Esq.
                  Telecopier:  706/234-3574

Any Party may change the address to which notices are required to be sent by giving notice of such change in the manner provided in this Section.

      14.3 HEADINGS. The Article and Section headings of this Agreement are for convenience only and shall not constitute a part of this Agreement or in any way affect the meaning or interpretation thereof.

      14.4 CHOICE OF LAW. This Agreement and the rights of the Parties under it shall be governed by and construed in all respects in accordance with the laws of the State of Georgia.

      14.5 FURTHER ACTIONS. The Parties shall execute and deliver to each other, from time to time at or after Closing, for no additional consideration and at no additional cost to the requesting party, such further assignments certificates, instruments, records, or other documents, assurances or things as may be reasonably necessary to give full effect to this Agreement and to allow each Party fully to enjoy and exercise the rights accorded and acquired by it under this Agreement.

      14.6 TIME OF THE ESSENCE. Time is of the essence under this Agreement. If the last day permitted for the giving of any notice or the performance of any act required or permitted under this Agreement falls on a day which is not a Business Day, the time for the giving of such notice or the performance of such act shall be extended to the next succeeding Business Day.

      14.7 COUNTERPARTS. This Agreement may be executed in one or more counterparts, of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

      14.8 ENTIRE AGREEMENT; SEVERABILITY. This Agreement, including the schedules and exhibits hereto and the documents, certificates and instruments referred to herein, embodies the entire agreement and understanding of the parties hereto in respect of the transactions contemplated by this Agreement and supersedes all prior agreements, representations, warranties, promises, covenants, arrangements, communications and understandings, oral or written, express or implied, between the parties with respect to such transactions. Except for the Confidentiality Agreement, dated September 2, 1998, between Capital Partners and The Breckenridge Group, Inc. there are no agreements, representations, warranties, promises, covenants, arrangements or understandings between the parties with respect to such transactions, other than those expressly set forth or referred to herein. In case any provision of this Agreement shall be invalid, illegal or unenforceable, it shall, to the extent possible, be modified in such manner as to be valid, legal and enforceable but so as to most nearly retain the intent of the Parties, and if such modification is not possible, such provision shall be severed from this Agreement, and in either case the validity, legality and enforceability of the remaining provisions of this Agreement shall not in any way be affected or impaired thereby.

      14.9 AMENDMENTS AND WAIVERS. No amendment of any provision of this Agreement shall be valid unless the same shall be in writing and signed by the Parties. No waiver by any party of any default, misrepresentation or breach of warranty or covenant hereunder shall be valid unless the same shall be in writing, and signed by the Person against whom its enforcement is sought, and no such waiver whether intentional or not, shall be deemed to extend to any prior or subsequent default, misrepresentation or breach of warranty or covenant hereunder or affect in any way any rights arising by virtue of any prior or subsequent such occurrence.

      14.10 CONSTRUCTION. The Parties have participated jointly in the negotiation and drafting of this Agreement. If an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the Parties and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any of the provisions of this Agreement. Any reference to any federal, state, local, or foreign statute or law shall be deemed also to refer to all rules and regulations promulgated thereunder, unless the context requires otherwise.
The word "including" shall mean "including without limitation."

      14.11 EXPENSES. Except as otherwise in this Agreement, each Party shall bear its own costs and expenses (including legal fees and expenses and accountants' fees and expenses) incurred in connection with the negotiation of this Agreement, the performance of its obligations and the consummation of the transactions contemplated hereby. To the extent such expenses are incurred by the Shareholders and the Companies, it is acknowledged that the same may be allocated to and among the Shareholders and the Companies in such manner as they deem appropriate.

      14.12       ARBITRATION.

            (a) ARBITRATION. Except solely for actions for injunctive or other equitable relief or to enforce a final judgment or arbitral award, the parties agree that any and all disputes between them, and any claim by either party that cannot be amicably settled, shall be determined solely and exclusively by arbitration in accordance with the Commercial Arbitration Rules of the American Arbitration Association or any successor thereof. Arbitration shall take place at an appointed time and place in Atlanta, Georgia.

            (b) SELECTION OF ARBITRATORS. Each party shall select one (1) arbitrator (who shall not be counsel for the party), and the two (2) so designated shall select a third arbitrator. If either party shall fail to designate an arbitrator within seven (7) days after arbitration is requested, or if the two (2) arbitrators shall fail to select a third arbitrator within fourteen (14) days after arbitration is requested, then such arbitrator shall be selected by the American Arbitration Association or any successor thereto upon application of either party. Judgment upon any award of the majority of arbitrators shall be binding and shall be entered in a court of competent jurisdiction. The award of the arbitrators may grant any relief which might be granted by a court of general jurisdiction, including, without limitation, by reason of enumeration, award of damages and/or injunctive relief, and may, in the discretion of the arbitrators, assess, in addition, the costs of the arbitration, including the reasonable fees of the arbitrators and reasonable attorneys' fees, against either or both parties, in such proportions as the arbitrators shall determine.

      14.13 CONSENT TO JURISDICTION; SERVICE OF PROCESS. The Purchaser and each of the Shareholders hereby irrevocably submit to the jurisdiction of the state courts located in Fulton County, Georgia and federal court located in Fulton County, Georgia in connection with any suit, action or other proceeding arising out of or relating to this Agreement and the transactions contemplated hereby, and hereby agree not to assert, by way of motion, as a defense, or otherwise in any such suit, action or proceeding that the suit, action or proceeding is brought in an inconvenient forum, that the venue of the suit, action or proceeding is improper or that this Agreement or the subject matter hereof may not be enforced by such courts.

      14.14 PUBLIC ANNOUNCEMENT. At all times at or before the Closing, none of the Parties hereto will issue or make any statements or releases to the public with respect to this Agreement or the transactions contemplated hereby without the consent of the other Parties hereto, except for such public disclosure as may be necessary not to be in violation of or default under any applicable federal or state securities law or any rule or regulation of any national securities exchange. Copies of such statements or releases by a Party shall be provided to the other Parties prior to distribution. The Shareholders also will obtain SCC's prior approval of any press release the Shareholders and the Companies desire to issue following the Closing announcing the consummation of the transactions contemplated by this Agreement. SCC will provide a copy to the Shareholders of any press release SCC desires to issue following the Closing announcing the consummation of the transactions contemplated by this Agreement and provide the Shareholders reasonable time to comment on such press release.

      14.15 ACCESS TO RECORDS OF COMPANIES. Purchaser agrees after the Closing and for such surviving period as specified under Section 11.1 herein, to make available to the Shareholders for inspection and copying all Books and Records upon reasonable notice by the Shareholders to Purchaser.

      IN WITNESS WHEREOF, the Parties hereto have duly executed this Agreement as of the day and year first above written.

                                    PURCHASER:
                                    PRIMROSE HOLDINGS, INC.


                                    By:/S/ CALVIN A. NEIDER
                                           Calvin A. Neider, President


                                    SCC:
                                    SECURITY CAPITAL CORPORATION


                                    By: /S/ A. GEORGE GEBAUER
                                            A. George Gebauer, President


                                    SHAREHOLDERS:


                                    /S/ PAUL L. ERWIN
                                    PAUL L. ERWIN


                                    THE PAUL L. ERWIN GRANTOR
                                    RETAINED ANNUITY TRUST



                                    By: /S/ JOSEPH M. SEIGLER, JR.
                                            Joe M. Seigler, Jr., Trustee